Exhibit 99.1

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT ZLOKOWER COMPANY

Medallion Financial Corp. 437 Madison Avenue New York, New York 10022	Public Relations Harry Zlokower/Dave Closs 1-212-447-9292

Andrew M. Murstein, President Larry D. Hall, CFO 1-212-328-2100 1-877-MEDALLION

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL CORP. REPORTS

2014 THIRD QUARTER RESULTS

•	Third quarter earnings of $6,694,000, or $0.27 per diluted common share, increased 5% from the 2013 third quarter
•	Managed assets were $1.455 billion, an all-time high, including $957 million at Medallion Bank
•	Not a single taxi medallion loan was more than 90 days past due
•	Net interest margin was the highest ever for the Company at 7.40% on a combined basis, up from 6.96% a year ago
•	Quarterly distribution of $0.24 per share declared

NEW YORK, NY – November 3, 2014 – Medallion Financial Corp. (Nasdaq: TAXI), a specialty finance company with a leading position servicing the taxicab industry and other niche markets, announced that earnings, or net increase in net assets resulting from operations were $6,694,000 or $0.27 per diluted common share in the 2014 third quarter, compared to $6,397,000 or $0.29 per share in the 2013 third quarter, up $297,000 or 5%. For the 2014 nine months, earnings, or net increase in net assets resulting from operations, were $20,564,000 or $0.82 per share, compared to $19,118,000 or $0.87 per share in the same 2013 period, an increase of $1,446,000 or 8%. These earnings increases primarily reflected higher net interest income.

Net investment income after income taxes increased to $5,228,000 or $0.21 per share in the 2014 third quarter, compared to $4,415,000 or $0.20 per share in the 2013 quarter, up $813,000 or 18%. For the 2014 nine months, net investment income after income taxes was $12,480,000 or $0.50 per share, compared to $8,620,000 or $0.39 per share, an increase of $3,860,000 or 45%.

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Medallion Financial Announces 2014 Third Quarter Results p. 2

Medallion Bank, the Company’s unconsolidated wholly-owned portfolio company, had net income of $6,747,000 in the 2014 third quarter, compared to $5,039,000 in the 2013 period, an increase of $1,708,000 or 34%. In the 2014 nine months, the Bank earned $19,315,000, compared to $13,003,000 in the 2013 period, an increase of $6,312,000 or 49%. As the Company continues to use Medallion Bank as a primary funding source, it refers more loans to Medallion Bank for origination to take advantage of current short term borrowing rates which are at historically low levels, and which are the Company’s least expensive source of funds. Additionally, Medallion Bank’s own consumer lending portfolio has grown 35% over the last year, all with a decrease in delinquencies and loss rates.

Medallion Financial’s net interest margin was 7.20% for the 2014 third quarter, compared to 6.33% in the third quarter of 2013, and was 6.51% in the nine months, compared with 5.53% in the 2013 period, primarily reflecting higher levels of interest, recoveries and dividends from Medallion Bank, as well as portfolio growth. On a combined basis with Medallion Bank, the net interest margin was 7.40% in the quarter and 7.16% in the nine months, compared to 6.96% and 6.55% a year ago, reflecting the continued low cost of funds at the Bank, and the Bank’s higher-yielding loan portfolio. The increases in the net interest margins demonstrated the strong portfolio earning power of Medallion, and such margins remained at high levels compared to most other financial institutions.

Andrew Murstein, President of Medallion Financial stated, “We are extremely pleased with the 2014 third quarter and year-to-date results. Also, we are pleased to announce that we will again be paying a distribution of $0.24 per share, the highest it has been in 13 years, and up from $0.23 a year ago. Over the last 5 years we have given our shareholders an annual return including distributions of approximately 14% per year, including 29% in 2013. While taxi medallion lending remains the foundation of the Company’s overall managed business, the majority of our earnings now arise from non-taxi related loan products, primarily from our consumer lending division. We anticipate this area to contribute to earnings at an increasing rate as we continue to grow these portfolios. We are proud to have performed so well, and we feel confident in our future.”

Larry D. Hall, Chief Financial Officer of Medallion Financial, stated, “All the important indicators of our business continue to demonstrate the quality of Medallion’s operations, including continued growth and profitability, very solid credit performance by the portfolio, strong capital levels, abundant liquidity, and an experienced management team.

“On a combined basis with Medallion Bank, there were no medallion loans 90 days or more past due, and for the total combined portfolio, loans 90 days or more past due remained at exceptionally low levels at 0.4%, compared to 0.6% at year end, and to 1.6% a year ago. The taxi industry continues to retain its favored position with the riding public against new market entrants such as ridesharing and car service apps through fast, safe, and reliable service, insured vehicles, licensed drivers, and metered pricing that is consistent at all times of the day. The strong value of our medallion collateral, coupled with management’s conservative underwriting criteria has resulted in a loan to value ratio of our combined medallion loan portfolio at approximately 40%.

“Our net unrealized depreciation on the loan and equity portfolios was 1.19%, compared to 1.38% at year end, and 1.43% a year ago, and Medallion Bank had aggregate loan loss reserves of 1.99%, down from 2.21% at year end and from 2.33% a year ago, reflecting the continued strong performance of the portfolios. Medallion Financial had realized losses of 0.28% in the 2014 nine months, compared to 0.15% in the year ago period, and Medallion Bank had a net loss rate of 0.73% in the 2014 nine months, compared to 0.78% in the 2013 period, both further evidencing the solid credit performance of our business.

“Medallion’s capital and liquidity levels remained especially strong due in part to strong earnings and the recent equity raises. Medallion’s debt to equity ratio was only 1.21 to 1, providing ample room for increasing our leverage and growing our businesses down the road. Additionally, we had over $88 million of available liquidity on our many outstanding lines of credit, and Medallion Bank continues to have the capacity to raise significant additional deposits.”

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Medallion Financial Announces 2014 Third Quarter Results p. 3

Mr. Hall continued, “We continue to look for opportunities to replace higher cost borrowings with lower cost fixed and floating rate debt, further enhancing our profitability and lowering our cost of borrowed funds. We see additional opportunities to continue this as rates remain near historic lows.”

Medallion loans were $303,502,000 at quarter end, up $11,957,000 or 4% from $291,545,000 a year ago, representing 60% of the investment portfolio compared to 63% a year ago, and were yielding 4.06%, compared to 4.08% a year ago, reflecting the bottoming of current market interest rates. The increase in outstandings primarily reflected portfolio growth in New York, Boston, and Newark, partially offset by a decline in the Chicago and other markets. The managed medallion portfolio, which includes loans at Medallion Bank and those serviced for third parties, was $716,726,000 at quarter end, up $51,307,000 or 8% from $665,419,000 a year ago, reflecting the above and the strong overall portfolio growth at Medallion Bank.

The commercial loan portfolio was $64,256,000 at quarter end, compared to $63,061,000 a year ago, an increase of $1,195,000 or 2%, and represented 13% of the investment portfolio compared to 14% a year ago. The increase primarily reflected growth in the high-yield mezzanine and other secured commercial loan portfolios, partially offset by a decrease in the asset-based loan portfolio. Commercial loans yielded 11.49% at quarter end, up 2% from 11.23% a year ago, primarily reflecting changes in the portfolio mix. The net managed commercial loan portfolio, which includes loans at Medallion Bank and those serviced for or by third parties, was $107,459,000 at quarter end, down $7,542,000 or 7% from $115,001,000 a year ago, primarily reflecting the changes described above, and decreases in the asset-based loan portfolio at Medallion Bank.

Investments in Medallion Bank and other controlled subsidiaries were $127,708,000 at quarter end, up $25,331,000 or 25% from $102,377,000 a year ago, primarily reflecting our equity in the earnings of Medallion Bank and other portfolio company investments, capital contributions made, and net appreciation. Equity investments represented 25% of the investment portfolio, compared to 22% a year ago.

Equity investments were $7,828,000 at quarter end, up $1,442,000 or 23% from $6,386,000 a year ago, primarily reflecting portfolio appreciation and acquisitions, partially offset by portfolio dispositions and distributions. Equity investments represented 2% of the investment portfolio, compared to 1% a year ago, and had a dividend yield of 0.61%, compared to 0.89% a year ago.

Medallion Bank’s consumer loan portfolio increased $119,288,000 or 35% to $456,690,000 at quarter end from $337,402,000 a year ago, and represented 35% of the managed loan portfolio, compared with 31% a year ago. The consumer loan portfolio yielded 14.94% compared to 15.92% a year ago, a decrease of 6%, primarily reflecting changes in the portfolio mix. The increase in outstandings reflected increases in all product lines, particularly the home improvement and recreational vehicle lending portfolios. Mr. Hall commented. “The bank’s RV and marine portfolio continues to perform exceptionally well. This business has been profitable every single year since we started it in 2004, even during the most recent recession. The last 5 years have continued to show how profitable this line of business is with loan losses continuing to decline to their lowest levels ever.”

Overall total managed assets increased $195,000,000 or 15% to $1,485,000,000 at quarter end, up from $1,290,000,000 a year ago and the Company’s net asset value increased 8% from $10.25 a year ago to $11.05 at September 30, 2014.

The Company also announced a distribution of $0.24 per share for the 2014 third quarter, up from $0.23 per share a year ago. This brings the total distributions paid over the last four quarters to $0.95, up 7% from $0.89 in the prior four quarters, and equates to a yield of over 8% based on the closing price of the Company’s stock on October 31, 2014. The current distribution will be paid on November 21, 2014 to shareholders of record on November 13, 2014. Since the Company’s initial public offering in 1996, the Company has paid or declared in excess of $224,000,000 or $13.07 per share in distributions. Mr. Murstein concluded, “As a regulated investment company we are required to distribute to our shareholders at least 90% of our investment company taxable income each year. We intend to pay quarterly distributions to comply with this requirement. Our goal, however, is to continue to maintain or increase the distributions as we have

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Medallion Financial Announces 2014 Third Quarter Results p. 4

done consistently over the last few years. We feel that is a very realistic goal given our expanding margins and increased profitability”.

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Medallion Financial Corp. is a specialty finance company with a leading position in the origination and servicing of loans financing the purchase of taxicab medallions and related assets. The Company also originates and services loans in other commercial industries, and its wholly-owned portfolio company, Medallion Bank, also originates and services consumer loans. The Company and its subsidiaries have lent approximately $5 billion to the taxicab industry and other small businesses.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion’s 2013 Annual Report on Form 10-K.

MEDALLION FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands, except per share data)	2014	2013	2014	2013
Total investment income	$11,379	$9,435	$30,289	$25,224
Total interest expense	2,222	2,092	6,282	6,279

Net interest income	9,157	7,343	24,007	18,945

Total noninterest income	136	181	435	804

Salaries and benefits	2,906	2,369	8,431	7,265
Professional fees	70	(105)	623	1,291
Occupancy expense	207	195	588	587
Other operating expenses	882	650	2,320	1,986

Total operating expenses	4,065	3,109	11,962	11,129

Net investment income before income taxes	5,228	4,415	12,480	8,620
Income tax (provision) benefit	—	—	—	—

Net investment income after income taxes	5,228	4,415	12,480	8,620

Net realized losses on investments	(193)	(596)	(1,051)	(515)

Net change in unrealized appreciation on investments	(1,723)	894	20	7,423
Net change in unrealized appreciation on Medallion Bank and other controlled subsidiaries	3,382	1,684	9,115	3,590

Net unrealized appreciation on investments	1,659	2,578	9,135	11,013

Net realized/unrealized gains on investments	1,466	1,982	8,084	10,498

Net increase in net assets resulting from operations	$6,694	$6,397	$20,564	$19,118

Net investment income after income taxes per common share
Basic	$0.21	$0.20	$0.50	$0.40
Diluted	0.21	0.20	0.50	0.39

Net increase in net assets resulting from operations per common share

Basic	$0.27	$0.29	$0.83	$0.89
Diluted	0.27	0.29	0.82	0.87

Distributions declared per share	$0.24	$0.23	$0.72	$0.67

Weighted average common shares outstanding
Basic	24,924,433	21,730,116	24,872,230	21,596,054
Diluted	25,118,420	22,116,793	25,107,905	21,966,709

MEDALLION FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)	September 30, 2014	December 31, 2013
Assets
Medallion loans, at fair value	$303,502	$297,861
Commercial loans, at fair value	64,256	60,168
Investment in Medallion Bank and other controlled subsidiaries, at fair value	127,708	108,623
Equity investments, at fair value	7,828	6,505
Investment securities, at fair value	—	—

Net investments	503,294	473,157

Cash and cash equivalents	58,257	52,172
Accrued interest receivable	942	907
Fixed assets, net	318	446
Foreclosed properties	48,739	50,403
Goodwill, net	5,099	5,069
Other assets, net	3,563	12,899

Total assets	$620,212	$595,053

Liabilities
Accounts payable and accrued expenses	$5,069	$5,476
Accrued interest payable	1,303	1,124
Funds borrowed	335,809	314,958

Total liabilities	342,181	321,558

Commitments and contingencies	—	—
Total shareholders’ equity (net assets)	278,031	273,495

Total liabilities and shareholders’ equity	$620,212	$595,053

Number of common shares outstanding	25,162,791	24,969,622
Net asset value per share	$11.05	$10.95

Total managed loans	$1,280,875	$1,131,923
Total managed assets	1,485,172	1,330,429